EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Hawkins, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-87582 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated, No. 333-172761 on Form S-8 relating to the Hawkins, Inc. Employee Stock Purchase Plan, 333-123080 on Form S-8 relating to the Hawkins, Inc. 2004 Omnibus Stock Plan, and 333-174735 on Form S-8 relating to the Hawkins, Inc. 2010 Omnibus Incentive Plan of our report dated May 28, 2015, with respect to the consolidated balance sheets of Hawkins, Inc. as of March 29, 2015 and March 30, 2014, the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended March 29, 2015, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of March 29, 2015 which report appears in the March 29, 2015 annual report on Form 10-K of Hawkins, Inc.

Our report dated May 28, 2015 on internal control over financial reporting as of March 29, 2015, contains an explanatory paragraph that states management excluded from its assessment of the effectiveness of internal control over financial reporting as of March 29, 2015, Dumont Company, Inc.’s internal control over financial reporting that comprise total assets of 4.3% and 1.6% of total revenues included in the consolidated financial statements of Hawkins, Inc. and subsidiaries as of and for the year ended March 29, 2015. Our audit of internal control over financial reporting of Hawkins, Inc. also excluded an evaluation of the internal control over financial reporting of Dumont Company, Inc.

/s/ KPMG LLP
Minneapolis, Minnesota
May 28, 2015